Exhibit 99.1

The Chefs’ Warehouse Reports Fourth Quarter 2023 Financial Results
Ridgefield, CT, February 14, 2024 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company” or “Chefs’”), a premier distributor of specialty food products in the United States, the Middle East, and Canada, today reported financial results for its fourth quarter ended December 29, 2023. The fiscal quarter ended December 29, 2023 consisted of 13 weeks as compared to the fiscal quarter ended December 30, 2022, which consisted of 14 weeks.

Financial highlights for the fourth quarter of 2023:

•Net sales increased 20.1% to $950.5 million for the fourth quarter of 2023 from $791.3 million for the fourth quarter of 2022. On a pro-rated basis, comparing 13-week to 13-week basis, net sales increased 29.3%.
•GAAP net income was $16.0 million, or $0.38 per diluted share, for the fourth quarter of 2023 compared to $1.2 million, or $0.03 per diluted share, in the fourth quarter of 2022.
•Adjusted net income per share1 was $0.47 for the fourth quarter of 2023 compared to $0.46 for the fourth quarter of 2022.
•Adjusted EBITDA1 was $59.0 million for the fourth quarter of 2023 compared to $50.1 million for the fourth quarter of 2022.

“Business activity coming out of September strengthened into the fourth quarter as seasonal customer demand and volume trends progressed through November and December to close-out 2023. Price inflation continued to moderate, and our Chefs’ Warehouse Teams across our North American and International Markets delivered strong organic growth and margin improvement”, said Christopher Pappas, Chairman and Chief Executive of the Company. “As we move into 2024, I would like to thank all our CW teammates for the dedication and passion they have for our mission - to discover and deliver the finest specialty foods, fresh produce, and center-of-plate proteins that inspire the culinary creativity and feed the success of our customer and supplier partners, as we strive for excellence and impeccable service.”

Fourth Quarter Fiscal 2023 Results

Net sales on a reported basis, 13 weeks compared to 14 weeks, increased 20.1% to $950.5 million from $791.3 million in the fourth quarter of 2022. The incremental 53rd week of the fiscal year ended December 30, 2022 negatively impacted the year-on-year growth by approximately 9.2%. The growth in net sales was the result of an increase in organic sales of approximately 11.3% as well as the contribution of sales from acquisitions, which added approximately 18.0% to sales growth for the quarter, partially offset by the impact of the 53rd week. Organic case count increased approximately 11.3% in the Company’s specialty category with unique customers and placement increases at 12.4% and 6.5% respectively, compared to the prior year quarter. Organic pounds sold in the Company’s center-of-the-plate category increased approximately 8.4% compared to the prior year quarter. On a reported basis, comparing 13 weeks to 14 weeks, case count in the specialty category increased approximately 3.3% and pounds sold in the center-of-the-plate category increased approximately 0.6% from the prior year quarter.

Gross profit on a reported basis, comparing 13 weeks to 14 weeks, increased 22.0% to $228.6 million for the fourth quarter of 2023 from $187.3 million for the fourth quarter of 2022. Gross profit margins increased approximately 38 basis points to 24.1%. The incremental 53rd week of the fiscal year ended December 30, 2022 negatively impacted the year-on-year growth by approximately 9.4%.

1EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

Selling, general and administrative expenses increased by approximately 23.8% to $190.0 million for the fourth quarter of 2023 from $153.4 million for the fourth quarter of 2022. The increase was primarily due to higher costs associated with compensation, including benefits, facility costs and distribution costs to support sales growth in the current quarter. As a percentage of net sales, selling, general and administrative expenses were 20.0% in the fourth quarter of 2023 compared to 19.4% in the fourth quarter of 2022. The increase is due to near-term costs associated with our investments in facilities and acquisitions.

Other operating expense decreased by approximately $3.7 million primarily due to lower third-party deal costs incurred in connection with financing arrangements.

Operating income for the fourth quarter of 2023 was $38.2 million compared to $29.8 million for the fourth quarter of 2022. The increase in operating income was driven primarily by higher gross profit and lower other operating costs, partially offset by higher selling, general and administrative expense, as discussed above. As a percentage of net sales, operating income was 4.0% in the fourth quarter of 2023 as compared to operating income of 3.8% in the fourth quarter of 2022.

Income tax expense was $10.1 million for the fourth quarter of 2023 compared to $4.3 million for the fourth quarter of 2022.

Net income for the fourth quarter of 2023 was $16.0 million, or $0.38 per diluted share, compared to net income of $1.2 million, or $0.03 per diluted share, for the fourth quarter of 2022.

Adjusted EBITDA1 was $59.0 million for the fourth quarter of 2023 compared to $50.1 million for the fourth quarter of 2022. For the fourth quarter of 2023, adjusted net income1 was $20.2 million, or $0.47 per diluted share compared to adjusted net income of $18.2 million, or $0.46 per diluted share for the fourth quarter of 2022.

2024 Guidance

We are providing fiscal 2024 full year financial guidance as follows:

•Net sales in the range of $3.625 billion to $3.775 billion,
•Gross profit to be between $865.0 million and $900.0 million and
•Adjusted EBITDA to be between $205.0 million and $218.0 million.

Fourth Quarter 2023 Earnings Conference Call

The Company will host a conference call to discuss fourth quarter 2023 financial results today at 8:30 a.m. EDT. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com. An online archive of the webcast will be available on the Company’s investor relations website.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to the following: our success depends to a significant extent upon general economic conditions, including disposable income levels and changes in consumer discretionary spending; the relatively low margins of our business, which are sensitive to inflationary and

1EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

deflationary pressures and intense competition; the effects of rising costs for and/or decreases in supply of commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; our continued ability to promote our brand successfully, to anticipate and respond to new customer demands, and to develop new products and markets to compete effectively; our ability and the ability of our supply chain partners to continue to operate distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; risks associated with the expansion of our business; our possible inability to identify new acquisitions or to integrate recent or future acquisitions, or our failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that customers could lose confidence in the safety and quality of certain food products; new information or attitudes regarding diet and health or adverse opinions about the health effects of the products we distribute; changes in disposable income levels and consumer purchasing habits; competitors’ pricing practices and promotional spending levels; fluctuations in the level of our customers’ inventories and credit and other related business risks; and the risks associated with third-party suppliers, including the risk that any failure by one or more of our third-party suppliers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain products or injure our reputation; our ability to recruit and retain senior management and a highly skilled and diverse workforce; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the cost and adequacy of our insurance policies; the impact and effects of public health crises, pandemics and epidemics, such as the recent outbreak of COVID-19, and the adverse impact thereof on our business, financial condition, and results of operations; significant governmental regulation and any potential failure to comply with such regulations; federal, state, provincial and local tax rules in the United States and the foreign countries in which we operate, including tax reform and legislation; risks relating to our substantial indebtedness; our ability to raise additional capital and/or obtain debt or other financing, on commercially reasonable terms or at all; our ability to meet future cash requirements, including the ability to access financial markets effectively and maintain sufficient liquidity; the effects of currency movements in the jurisdictions in which we operate as compared to the U.S. dollar; changes in the method of determining Secured Overnight Financing Rate (“SOFR”), or the replacement of SOFR with an alternative rate; and the effects of international trade disputes, tariffs, quotas and other import or export restrictions on our international procurement, sales and operations. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the SEC on February 28, 2023 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information until required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States, the Middle East and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 70,000 products to more than 44,000 customer locations throughout the United States, the Middle East and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except share amounts and per share data)

	Fiscal Quarters Ended		Fiscal Years Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net sales	$950,473	$791,336	$3,433,763	$2,613,399
Cost of sales	721,849	604,005	2,619,289	1,994,763
Gross profit	228,624	187,331	814,474	618,636

Selling, general and administrative expenses	189,965	153,391	704,758	518,219
Other operating expenses, net	504	4,175	8,773	14,679
Operating income	38,155	29,765	100,943	85,738

Interest expense	12,083	24,282	45,474	43,849
Income before income taxes	26,072	5,483	55,469	41,889

Provision for income tax expense	10,072	4,310	20,879	14,139

Net income	$16,000	$1,173	$34,590	$27,750

Net income per share:
Basic	$0.42	$0.03	$0.92	$0.75
Diluted	$0.38	$0.03	$0.88	$0.73

Weighted average common shares outstanding:
Basic	37,701,134	37,198,345	37,633,672	37,094,220
Diluted	45,813,757	37,922,385	45,639,220	38,742,328

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 29, 2023 AND DECEMBER 30, 2022
(unaudited; in thousands)

	December 29, 2023	December 30, 2022
Cash and cash equivalents	$49,878	$158,800
Accounts receivable, net	334,015	260,167
Inventories	284,528	245,693
Prepaid expenses and other current assets	62,522	56,200
Total current assets	730,943	720,860

Property and equipment, net	234,793	185,728
Operating lease right-of-use assets	192,307	156,629
Goodwill	356,021	287,120
Intangible assets, net	184,863	155,703
Other assets	6,379	3,256
Total assets	$1,705,306	$1,509,296

Accounts payable	$200,547	$163,397
Accrued liabilities	70,728	54,325
Short-term operating lease liabilities	24,246	19,428
Accrued compensation	37,071	34,167
Current portion of long-term debt	53,185	12,428
Total current liabilities	385,777	283,745

Long-term debt, net of current portion	664,802	653,504
Operating lease liabilities	184,034	151,406
Deferred taxes, net	14,418	6,098
Other liabilities	1,603	13,034
Total liabilities	1,250,634	1,107,787

Common stock	396	386
Additional paid in capital	356,157	337,947
Accumulated other comprehensive loss	(1,832)	(2,185)
Retained earnings	99,951	65,361
Stockholders’ equity	454,672	401,509

Total liabilities and stockholders’ equity	$1,705,306	$1,509,296

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED DECEMBER 29, 2023 AND DECEMBER 30, 2022
(unaudited; in thousands)

	December 29, 2023	December 30, 2022
Cash flows from operating activities:
Net income	$34,590	$27,750

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,887	24,332
Amortization of intangible assets	22,719	13,913
Provision for allowance for doubtful accounts	8,078	6,048
Deferred income tax provision	8,114	9,601
Loss on debt extinguishment	—	14,287
Stock compensation	20,042	13,602
Change in fair value of contingent earn-out liabilities	3,081	8,505
Intangible asset impairment	1,838	—
Non-cash interest and other operating activities	5,456	3,037
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(48,813)	(48,229)
Inventories	(28,759)	(49,931)
Prepaid expenses and other current assets	(7,234)	(17,603)
Accounts payable, accrued liabilities and accrued compensation	19,598	19,163
Other assets and liabilities	(9,958)	(1,341)
Net cash provided by operating activities	61,639	23,134

Cash flows from investing activities:
Capital expenditures	(57,427)	(45,848)
Cash paid for acquisitions	(121,884)	(186,175)
Net cash used in investing activities	(179,311)	(232,023)

Cash flows from financing activities:
Payment of debt, finance lease and other financing obligations	(33,327)	(331,073)
Proceeds from debt issuance	—	587,500
Payment of deferred financing fees	(1,739)	(19,039)
Proceeds from exercise of stock options	55	69
Surrender of shares to pay withholding taxes	(2,134)	(2,674)
Cash paid for contingent earn-out liabilities	(11,625)	(3,788)
Borrowings under asset based loan facility	60,000	42,220
Payments under asset based loan facility	(2,220)	(20,000)
Net cash provided by financing activities	9,010	253,215

Effect of foreign currency translation on cash and cash equivalents	(260)	(681)
Net change in cash and cash equivalents	(108,922)	43,645
Cash and cash equivalents at beginning of period	158,800	115,155
Cash and cash equivalents at end of period	$49,878	$158,800

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF GAAP NET INCOME PER SHARE
(unaudited; in thousands except share amounts and per share data)

	Fiscal Quarters End		Fiscal Years Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Numerator:
Net income	$16,000	$1,173	$34,590	$27,750
Add effect of dilutive securities:
Interest on convertible notes, net of tax	1,350	—	5,399	580
Net income available to common shareholders	$17,350	$1,173	$39,989	$28,330
Denominator:
Weighted average basic common shares outstanding	37,701,134	37,198,345	37,633,672	37,094,220
Dilutive effect of unvested common shares	702,084	654,441	574,707	638,293
Dilutive effect of options and warrants	17,722	69,599	38,024	66,719
Dilutive effect of convertible notes	7,392,817	—	7,392,817	943,096
Weighted average diluted common shares outstanding	45,813,757	37,922,385	45,639,220	38,742,328

Net income per share:
Basic	$0.42	$0.03	$0.92	$0.75
Diluted	$0.38	$0.03	$0.88	$0.73

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(unaudited; in thousands)

	Fiscal Quarters Ended		Fiscal Years Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net income	$16,000	$1,173	$34,590	$27,750
Interest expense	12,083	24,282	45,474	43,849
Depreciation	8,720	6,665	32,887	24,332
Amortization	5,795	3,624	22,719	13,913
Provision for income tax expense	10,072	4,310	20,879	14,139
EBITDA (1)	52,670	40,054	156,549	123,983

Adjustments:
Stock compensation (2)	4,187	4,521	20,042	13,602
Other operating expenses, net (3)	504	4,175	8,773	14,679
Duplicate rent (4)	1,622	1,327	7,641	5,604
Moving expenses (5)	35	—	231	—
Adjusted EBITDA (1)	$59,018	$50,077	$193,236	$157,868

1.We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.
4.Represents duplicate rent and occupancy costs for our Richmond, CA, Miami, FL, Portland, OR and Gibbstown NJ facilities.
5.Represents moving expenses for the consolidation and expansion of our Miami, FL facilities.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(unaudited; in thousands except share amounts and per share data)

	Fiscal Quarters Ended		Fiscal Years Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net income	$16,000	$1,173	$34,590	$27,750
Adjustments to reconcile net income to adjusted net income (1):
Other operating expenses, net (2)	504	4,175	8,773	14,679
Duplicate rent (3)	1,622	1,327	7,641	5,604
Moving expenses (4)	35	—	231	—
Debt modification and extinguishment expenses (5)	—	14,145	—	18,854
Write-off of unamortized deferred financing fees and other third party financing costs (5)	—	—	1,146	—
Tax effect of adjustments (6)	2,025	(2,601)	—	(8,143)

Total adjustments	4,186	17,046	17,791	30,994

Adjusted net income	$20,186	$18,219	$52,381	$58,744

Diluted adjusted net income per common share	$0.47	$0.46	$1.27	$1.53

Diluted shares outstanding - adjusted	45,813,757	40,094,828	45,639,220	39,044,007

1.We are presenting adjusted net income and adjusted net income per share, which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use adjusted net income available to common stockholders and adjusted net income per share, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of adjusted net income available to common stockholders and adjusted net income per share as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.

3.Represents duplicate rent and occupancy costs for our Richmond, CA, Miami, FL, Portland, OR and Gibbstown, NJ facilities.

4.Represents moving expenses for the consolidation and expansion of our Miami, FL facilities.

5.Represents interest expense related to write-off of certain deferred financing fees and other third party costs related to our credit agreements.

6.Represents the adjustments to the tax provision values to a normalized annual effective tax rate on adjusted pretax earnings to 28.5% and 27.5% for fiscal 2023 and 2022, respectively.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED NET INCOME PER SHARE
(unaudited; in thousands except share amounts and per share data)

	Fiscal Quarters Ended		Fiscal Years Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Numerator:
Adjusted net income	$20,186	$18,219	$52,381	$58,744
Add effect of dilutive securities:
Interest on convertible notes, net of tax	1,350	425	5,399	812
Adjusted net income available to common shareholders	$21,536	$18,644	$57,780	$59,556
Denominator:
Weighted average basic common shares outstanding	37,701,134	37,198,345	37,633,672	37,094,220
Dilutive effect of unvested common shares	702,084	654,441	574,707	638,293
Dilutive effect of options and warrants	17,722	69,599	38,024	66,719
Dilutive effect of convertible notes	7,392,817	2,172,443	7,392,817	1,244,775
Weighted average diluted common shares outstanding	45,813,757	40,094,828	45,639,220	39,044,007

Adjusted net income per share:
Diluted	$0.47	$0.46	$1.27	$1.53

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2024
(unaudited; in thousands)

	Low-End Guidance	High-End Guidance
Net Income:	$51,000	$55,000
Provision for income tax expense	22,300	23,300
Depreciation & amortization	62,000	65,000
Interest expense	48,000	52,000
EBITDA (1)	183,300	195,300

Adjustments:
Stock compensation (2)	17,000	18,000
Duplicate rent (3)	4,000	4,000
Other operating expenses (4)	700	700
Adjusted EBITDA (1)	$205,000	$218,000

1.We are presenting estimated EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to our estimated net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.

3.Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.

4.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions.